CUSIP No. 439038 10 0                                             Page 1 of 5

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*


                         Hooker Furniture Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  439038 10 0
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 439038 10 0                                          Page 2 of 5
            -----------                                          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      A. Frank Hooker, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Virginia, United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          204,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             98,339
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          204,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          78,714
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.

      302,339
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      4.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      IN
------------------------------------------------------------------------------

CUSIP No. 439038 10 0                                            Page 3 of 5

Item 1.

(a)   Name of Issuer

      Hooker Furniture Corporation

(b)   Address of Issuer's Principal Executive Offices

      440 East Commonwealth Boulevard
      Martinsville, VA 24115

Item 2.

(a)   Name of Person Filing

      A. Frank Hooker, Jr.


(b)   Address of Principal Business Office or, if none, Residence

      440 East Commonwealth Blvd.
      Martinsville, VA 24115

(c)   Citizenship

      United States of America

(d)   Title of Class of Securities

      Common Stock, no par value per share

(e)   CUSIP Number

      439038 10 0

Item 3. If this Statement is filed pursuant to Section 240.13d-1(b) or Section 240.13d-2(b) or (c), check whether the person filing is a:

(a)   [_] Broker or dealer registered under Section 15 of the Act.

(b)   [_] Bank as defined in Section 3(a)(6) of the Act.

(c)   [_] Insurance company as defined in Section 3(a)(19) of the Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act

CUSIP No. 439038 10 0                                            Page 4 of 5

          of 1940.
(e) [_] An investment advisor in accordance with section 240.13(d)- 1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)   [_] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:          302,339
      --------------------------          -------

(b)   Percent of class:                   4.0%
      --------------------------          -------

(c)   Number of shares as to which the person has:

      (i)   sole power to vote or to direct the vote        204,000
                                                            --------------------
      (ii)  shared power to vote or to direct the vote      98,339
                                                            --------------------
      (iii) sole power to dispose or to direct the
            disposition of                                  204,000
                                                            --------------------
      (iv)  shared power to dispose or to direct the
            disposition of                                  78,714
                                                            --------------------


Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 439038 10 0                                            Page 5 of 5

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Member of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          Not Applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 2001         By: /s/ A. Frank Hooker, Jr.
                                     -------------------------------------------

                                     A. Frank Hooker, Jr.